EXHIBIT 99.3

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of
Sun Healthcare Group, Inc.:

In our opinion, the accompanying combined balance sheet presents fairly, in all material respects, the financial position of certain owned real estate properties and related liabilities of Sun Real Estate Properties, a combination of certain assets and liabilities of Sun Healthcare Group, Inc. (the “Company”), at March 31, 2010 in conformity with accounting principles generally accepted in the United States of America. This financial statement is the responsibility of the Company’s management. Our responsibility is to express an opinion on this financial statement based on our audit. We conducted our audit of this statement in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the balance sheet is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the balance sheet, assessing the accounting principles used and significant estimates made by management, and evaluating the overall balance sheet presentation. We believe that our audit of the balance sheet provides a reasonable basis for our opinion.

/s/ PricewaterhouseCoopers LLP
Irvine, California
July 14, 2010

SUN REAL ESTATE PROPERTIES

COMBINED BALANCE SHEET
As of March 31, 2010
(in thousands)

Assets:
Real estate investments, net of accumulated depreciation of $78,240	$494,399
Restricted cash	1,107
Deferred financing costs	1,964
Total assets	$497,470
Liabilities:
Mortgage notes payable	$162,840
Accrued interest on mortgage notes	892
Deferred tax liabilities, net	46,852
Total liabilities	210,584
Sun Healthcare Group, Inc. Net Equity in Sun Real Estate Properties:	286,886
Total liabilities and Sun Healthcare Group, Inc. net equity in Sun real estate properties	$497,470

The accompanying notes are an integral part of this balance sheet.

NOTES TO SUN REAL ESTATE PROPERTIES
COMBINED BALANCE SHEET

(1) Description of Reporting Entity

Sun Healthcare Group, Inc. and its subsidiaries (“Sun”) provides nursing, rehabilitative and related specialty healthcare services principally to the senior population in the United States. Sun’s core business is providing, through its subsidiaries, inpatient services, primarily through 166 skilled nursing centers, 16 combined skilled nursing, assisted and independent living centers, 10 assisted living centers, two independent living centers and eight mental health centers. As of March 31, 2010, Sun’s centers had 23,205 licensed beds located in 25 states, of which 22,423 were available for occupancy. Of the 202 centers operated by Sun’s subsidiaries as of March 31, 2010, 112 centers were leased and 90 centers were owned by Sun’s subsidiaries. Sun’s subsidiaries also provide rehabilitation therapy services to affiliated and non-affiliated centers and medical staffing and other ancillary services primarily to non-affiliated centers and other third parties.

Sabra Health Care REIT, Inc. (“Sabra”) was incorporated on May 10, 2010 as a wholly owned subsidiary of Sun. Sabra’s primary business following the Separation and REIT Conversion (both as defined below) will consist of acquiring, financing and owning real estate property to be leased to third party tenants in the healthcare sector.
The board of directors of Sun approved a plan to restructure its business by separating its real estate assets and its operating assets into two separate publicly traded companies. This plan consists of the following key transactions:

•      reorganizing, through a series of internal corporate restructurings, such that:

o	substantially all of Sun’s owned real property and related mortgage indebtedness owed to third parties will be held by Sabra, or by one or more subsidiaries of Sabra; and

o
all of Sun’s operations and other assets and liabilities will be held by SHG Services, Inc. (to be renamed “Sun Healthcare Group, Inc.”), a Delaware corporation and a wholly owned subsidiary of Sun (“New Sun”), or by one or more subsidiaries of New Sun;

•
To govern their ongoing relationship, New Sun and Sabra will enter into certain agreements on or prior to the Separation. These agreements include: (i) a distribution agreement, providing for certain organizational matters, the mechanics related to the Separation and REIT Conversion as well as other ongoing obligations of New Sun and Sabra (the “Distribution Agreement”), (ii) multiple master lease agreements (the “Lease Agreements”), which will set forth the terms pursuant to which New Sun will lease from Sabra all of the real property that Sabra will own immediately following the restructuring of Sun’s business, (iii) an agreement relating to tax allocation matters, and (iv) an agreement pursuant to which New Sun may provide certain services to Sabra on a transitional basis;

•
Sun distributing to its stockholders on a pro rata basis all of the outstanding shares of common stock of New Sun, with cash paid in lieu of any fractional shares (also referred to as the “Separation”);

•
Sun distributing cash to its stockholders who hold shares of Sun common stock on the record date for the Separation, the actual amount of the cash distribution to be determined at the time of the Separation;

•
Sun merging with and into Sabra, with Sabra surviving the merger as a Maryland corporation and Sun stockholders receiving shares of Sabra common stock in exchange for their shares of Sun common stock, with cash paid in lieu of any fractional shares (also referred to as the “REIT Conversion Merger”);

•
Sabra qualifying and electing to be treated as a real estate investment trust (“REIT”) for U.S. federal income tax purposes, which is currently expected to occur commencing with its taxable year beginning on January 1, 2011 (this election, together with the REIT Conversion Merger, is collectively referred to as the “REIT Conversion”).

NOTES TO SUN REAL ESTATE PROPERTIES
COMBINED BALANCE SHEET—(Continued)

The accompanying historical combined balance sheet reflects certain owned real estate consisting of 87 properties (the “Sun Real Estate Properties”) and related liabilities, including the related mortgage indebtedness of Sun to be owned by Sabra following the Separation and REIT Conversion.

(2) Summary of Significant Accounting Policies

(a) Basis of Presentation

The accompanying combined balance sheet of Sun Real Estate Properties reflects the assets and liabilities directly attributed to Sun’s real estate holdings to be owned by Sabra. The balance sheet presented herein is combined on the basis of common control. The combined balance sheet is prepared in conformity with accounting principles generally accepted in the United States of America (“GAAP”). The combined balance sheet has been derived from the accounting records of Sun using the historical basis of assets and liabilities of Sun adjusted as necessary to conform to GAAP. Management believes the assumptions underlying the combined balance sheet are reasonable. However, the combined balance sheet included herein may not necessarily reflect Sun Real Estate Properties’ financial position in the future or what their financial position would have been had Sun Real Estate Properties operated independently of Sun at the date presented.

(b) Use of Estimates

The preparation of the combined balance sheet in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the balance sheet. Significant estimates include determination of the real estate investments’ useful lives, deferred taxes and the realizability of long-lived assets. Actual results could differ from those estimates.

(c) Real Estate Investments

Property and equipment are stated at historical cost. Major renewals or improvements are capitalized whereas ordinary maintenance and repairs are expensed as incurred. Depreciation is computed using the straight-line method over the estimated useful lives of the assets as follows: buildings and improvements – five to forty years; and equipment – three to twenty years. Long-lived assets are subject to an impairment test if an indicator of potential impairment is present.

(d) Restricted Cash

Restricted cash is restricted for specific purposes such as funding of mortgage escrow and debt service requirements. These balances are presented separately from cash and cash equivalents on the balance sheet. Restricted cash balances are stated at carrying value.

(e) Deferred Financing Costs

Deferred financing costs, representing the unamortized costs related to mortgage indebtedness, are amortized using the effective interest method over the term of the mortgage indebtedness.

(f) Income Taxes

Sun Real Estate Properties is included in the consolidated income tax returns with Sun. Income taxes are included in the accompanying combined balance sheet as if Sun Real Estate Properties filed a separate tax return.

An asset or liability is recognized for the deferred tax consequences of temporary differences between the tax bases of assets and liabilities and their reported amounts in the balance sheet. These temporary differences will result in taxable or deductible amounts in future years when the reported amounts of the assets are recovered or liabilities are settled. Deferred tax assets are also recognized for the future tax benefits from net operating loss, capital loss and tax credit carryforwards. A valuation allowance is provided for deferred tax assets if it is more likely than not that some portion or all of the deferred tax assets will not be realized. In evaluating the need to record a valuation allowance, all items of positive evidence (e.g., future sources of taxable income and tax planning strategies) and negative evidence (e.g., history of taxable losses and changes in tax planning strategies) are considered.

NOTES TO SUN REAL ESTATE PROPERTIES
COMBINED BALANCE SHEET—(Continued)

Sun Real Estate Properties is subject to income taxes in the U.S. and numerous state and local jurisdictions. Significant judgment is required in evaluating uncertain tax positions. Sun Real Estate Properties uses a two-step approach to recognizing and measuring uncertain tax positions. The first step is to evaluate the tax position for recognition by determining if the weight of available evidence indicates that it is more likely than not that the position will be sustained on audit, including resolution of related appeals or litigation processes, if any. The second step is to measure the tax benefit as the largest amount that is more than 50% likely of being realized upon settlement. Adjustments to reserves for uncertain tax positions are made as a result of changing facts and circumstances, such as the closing of a tax audit or the refinement of an estimate. At March 31, 2010 no reserve for uncertain tax positions was necessary.

(g) Sun Healthcare Group, Inc. Net Equity in Sun Real Estate Properties

Sun Healthcare Group, Inc. net equity in Sun real estate properties represents Sun’s net historical basis in the assets and liabilities expected to be contributed to Sabra at the time of the Separation.

(h) Subsequent Events

Sun Healthcare Group, Inc., with respect to the Sun Real Estate Properties, has performed an evaluation of recognizable subsequent events through April 29, 2010, the date Sun filed its Form 10-Q for the quarterly period ended March 31, 2010, and evaluated subsequent events for disclosures through July 14, 2010, the date the financial statements were issued.

(3) Real Estate Investments

Real estate investments, including integral equipment, consisted of the following as of March 31, 2010 (in thousands):

Land	$75,155
Buildings and improvements	452,866
Integral equipment	35,292
Construction in process (1)	9,326
Total	572,639
Less accumulated depreciation and amortization	(78,240)
Real estate investments, net	$494,399

(1)	Capitalized interest associated with construction in process at March 31, 2010 is $0.2 million.

(4)  Mortgage Notes Payable

Mortgage notes payable are collateralized by the carrying value of the real estate investment to which they relate and are due at various dates through 2037. The balances consisted of the following as of March 31, 2010 (in thousands):

Mortgage notes payable due monthly, with interest at 11.6%	$12,115
Mortgage notes payable due monthly, with interest from 8.0% to 9.4%	27,430
Mortgage notes payable due monthly, with interest from 5.2% to 6.8%	98,880
Mortgage notes payable due monthly, with interest at 3.3%	23,743
Fair value premium related to acquisitions	672
Total mortgage notes payable	$162,840

NOTES TO SUN REAL ESTATE PROPERTIES
COMBINED BALANCE SHEET—(Continued)

The scheduled maturities of mortgage notes payable, excluding premiums of $0.7 million, as of March 31, 2010 were as follows (in thousands):

2010	$22,666
2011	36,127
2012	2,090
2013	32,007
2014	1,564
Thereafter	67,714
$162,168

(5) Deferred Taxes

Deferred tax assets and liabilities consisted of the following at March 31, 2010 (in thousands):

Deferred tax assets:
Net operating loss carryforwards	$25,317
Tax credit carryforwards	5,971
Intangible assets	5,235
Other	124
36,647
Less valuation allowance	(36,647)
Total deferred tax assets	—
Deferred tax liabilities:
Property and equipment	(46,643)
Deferred financing costs	(209)
Total deferred tax liabilities	(46,852)
Deferred tax liabilities, net	$(46,852)

Federal and state net operating loss (“NOL”) carryforwards of approximately $36 million and $251 million, respectively, have been attributed to the Sun Real Estate Properties. Sun Real Estate Properties’ ability to utilize NOL and tax credit carryforwards will be subject to a variety of factors, including the ability to generate sufficient taxable income and the impact of the REIT Conversion Merger and other factors. As a result of the uncertainties relating to the ultimate realization of these tax attribute carryforwards and other deferred tax assets, a full valuation allowance has been recorded.

(6) Fair Value of Financial Instruments

The estimated fair values of financial instruments as of March 31, 2010 were as follows (in thousands):

	Carrying Amount	Fair Value
Restricted cash	$1,107	$1,107
Mortgage notes payable	$162,840	$152,784

The restricted cash carrying amount approximates fair value because of the short maturity of these instruments. The fair value of mortgage notes payable was based on estimates using present value techniques that are significantly affected by the assumptions used concerning the amount and timing of estimated future cash flows and discount rates that reflect varying degrees of risk.

NOTES TO SUN REAL ESTATE PROPERTIES
COMBINED BALANCE SHEET—(Continued)

 (7) Litigation

It is expected that pursuant to the Distribution Agreement, any liability arising from or relating to legal proceedings involving Sun’s owned real property assets that will be owned by Sabra will be assumed by Sabra and that Sabra will indemnify New Sun against any losses it may incur arising out of or relating to such legal proceedings. While there are not currently any such actions and proceedings, there is no assurance that such actions or proceedings will not occur and that the ultimate outcome will not have a material adverse effect on Sabra’s business, financial position or results of operations.

In addition, pursuant to the Distribution Agreement, New Sun has agreed to indemnify Sabra for any liability arising from or relating to legal proceedings involving Sun’s healthcare business prior to the Separation, and, pursuant to the Lease Agreements, the tenants will agree to indemnify Sabra for any liability arising from operation at the real property leased from Sabra. The resolution of any such legal proceedings, either individually or in the aggregate, could have a material adverse effect on New Sun’s business, financial position or results of operations, which, in turn, could have a material adverse effect on Sabra’s business, financial position or results of operations if New Sun or its subsidiaries are unable to meet their indemnification obligations.